EXHIBIT 99.1

AMENDMENT NO. 1

THIS AMENDMENT NO. 1 (the “Amendment”) made on 30th day of June 2005 by and between Pharmos Ltd. And Herbamed Ltd. (each a “Party” and together the “Parties”) to the License Agreement entered into by and between the Parties on December 18, 2001 (the “License Agreement”).

WHEREAS the Parties entered into the License Agreement; and

WHEREAS the Parties wish to amend the License Agreement as detailed below.

NOW, THEREFORE, the Parties agree as follows:

1. Section 4.1 (i) of Article IV of the Agreement is hereby replaced in its entirety with the following, effective as of April 1, 2005:

“Three percent (3%) of Licensee’s Net Sales”.

2. Except as explicitly set forth in this Amendment, all other terms and provisions of the License Agreement shall remain in full force and effect. In the event of contradiction between any term herein and that of the License Agreement, this Amendment shall prevail.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives.

Herbamed Ltd.		Pharmos Ltd.		Pharmos Ltd.

By:	/s/ Avraham Landa	By:	/s/ Gad Riesenfeld	By:	/s/ Alon Michal

Title: General Manager		Title: President & COO		Title: VP Finance

Date: 6/30/05		Date: 6/30/05		Date: 6/30/05
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